PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	April 29	October 29
	2007	2006
Assets
Current assets:
Cash, cash equivalents and short-term
investments of $21,934 in 2007 and $69,899 in 2006	$153,724	$199,324
Accounts receivable	76,543	84,299
Inventories	18,254	19,209
Other current assets	8,618	16,055
Total current assets	257,139	318,887

Property, plant and equipment, net	441,259	443,637
Goodwill	138,534	138,534
Investment in joint venture	64,553	64,365
Other intangibles, net	70,917	71,763
Other assets	4,917	8,497
	$977,319	$1,045,683

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$25,000	$86,903
Accounts payable	59,490	53,907
Other accrued liabilities	29,403	50,386
Total current liabilities	113,893	191,196

Long-term debt	149,106	170,288
Deferred income taxes and other liabilities	23,683	23,920
Minority interest	47,474	45,997
Shareholders' equity	643,163	614,282
	$977,319	$1,045,683